Exhibit 3.2

STATE OF DELAWARE

AMENDMENT TO THE CERTIFICATE OF

LIMITED PARTNERSHIP

OF

FELCOR LODGING LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership of FelCor Lodging Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST:  The name of the Limited Partnership is FelCor Lodging Limited Partnership.

SECOND: The Certificate of Limited Partnership is hereby amended to reflect the change of the name and business address of the general partner of FelCor Lodging Limited Partnership. The name and business address of the general partner of FelCor Lodging Limited Partnership is:

Rangers General Partner, LLC

3 Bethesda Metro Center, Suite 1000

Bethesda, MD 20814.

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 1st day of September, 2017.

RANGERS GENERAL PARTNER, LLC
General Partner

By:	/s/ Frederick D. McKalip
Frederick D. McKalip
Vice President and Secretary